Exhibit A

JOINT FILING STATEMENT

I, the undersigned, hereby express my agreement that the attached Schedule 13D (and any amendments thereto) relating to the Common Stock of Carbonite, Inc. is filed on behalf of each of the undersigned.

Date: September 20, 2013

MENLO VENTURES X, L.P.
MENLO ENTREPRENEURS FUND X, L.P.
MMEF X, L.P.

By:	MV Management X, L.L.C.
Its:	General Partner

By:	/s/ Pravin A. Vazirani
PRAVIN A. VAZIRANI
Managing Member

MV MANAGEMENT X, L.L.C.

By:	/s/ Pravin A. Vazirani
PRAVIN A. VAZIRANI
Managing Member

/s/ Henry D. Montgomery
HENRY D. MONTGOMERY

/s/ John W. Jarve
JOHN W. JARVE

/s/ Douglas C. Carlisle
DOUGLAS C. CARLISLE

/s/ Sonja H Perkins
SONJA H. PERKINS

/s/ Mark A. Siegel
MARK A. SIEGEL

/s/ Pravin A. Vazirani
PRAVIN A. VAZIRANI

/s/ Shawn T. Carolan
SHAWN T. CAROLAN

19.